                          ARTICLES OF INCORPORATION
                                      OF
                          BIOMETRICS SECURITY, INC.

          I.  The name of this corporation is Biometrics Security, Inc.

         II. The Resident Agent of this corporation for the transaction of business, until changed according to law, shall be the following:

                          Nevada Business Services
                            675 Fairview Dr. #246
                            Carson City, NV 89701

        III. This corporation may engage in any lawful activity or activities in Nevada and throughout the world.

         IV. The total authorized capital stock of this corporation is FOUR MILLION (4,000,000) SHARES, each share having no par value of which THREE MILLION FIVE HUNDRED THOUSAND (3,500,000) SHARES are common stock and FIVE HUNDRED THOUSAND (500,000) SHARES are preferred stock. All of the voting power of the capital stock of this corporation shall be subject to assessment and no holder of any share or shares shall have preemptive rights to subscribe to any or all issues of shares of other securities of this corporation.

          V. A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and (3) for any transaction from which the director derived any improper impersonal benefit.

         VI. The members of the governing board of this corporation shall be styled directors, and they shall be one in number until changed either by (1) an amendment to the Articles of Incorporation of this corporation, or (2) the adoption of By-Laws, and from time to time amendments thereto increasing or decreasing the number of directors, but in no case shall the number of directors be smaller than one or the number of stockholders, whichever shall be the least. The name and address of the person who is appointed to act as the first director of this corporation is as follows:

                             Stephen James Henry
                                7924 Limewood
                                Vancouver BC
                               Canada V5S 4A7

        VII.  This corporation is to have perpetual existence.

       VIII. The name and address of the first incorporator of this corporation is as follows:

                              Mary Ann Dickens
                            675 Fairview Dr. #246
                            Carson City, NV 89701

              The powers of the incorporator are to terminate upon filing of these Articles of Incorporation.

              IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation of BIOMETRICS SECURITY, INC. on this 25th day of July, 2000.


                                       /s/ Mary Ann Dickens
                                       ----------------------------------------
                                       Incorporator

                                                                        [STAMP]